The McGraw-Hill Companies Reports First Quarter EPS of $0.40,
Including $0.03 Gain on Divestiture
Revenue Increases by 13.7%

NEW YORK, April 24 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $0.40 for the first quarter of 2007 compared to $0.20 for the same period last year. Included in the 2007 results is a $0.03 per diluted share gain ($10.3 million after tax) on the divestiture of a mutual fund data business in March. In the first quarter of 2006, stock-based compensation expense included a one-time charge of $0.04 for the elimination of the company's restoration stock option program.

Net income for the first quarter of 2007 was $143.8 million. Revenue for the first quarter increased 13.7% to $1.3 billion.

"A strong performance by Financial Services, and improvement in Education and Information & Media contributed to our first quarter," said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. "The operating margin improved in all three segments."

Education: "Revenue for this segment increased 5.6% to $331.7 million in the first quarter compared to the same period last year. The operating loss was reduced by 6.6% to $90.7 million. In the first quarter of 2006, stock-based compensation expense included a one-time charge of $4.2 million from the elimination of the restoration stock option program. Foreign exchange rates positively impacted revenue growth by $2.1 million and had no material impact on the reduced operating loss.

"Revenue for the McGraw-Hill School Education Group declined 1.2% in the first quarter to $144.8 million. Revenue for the McGraw-Hill Higher Education, Professional and International Group grew by 11.5% to $186.9 million.

"Although the first quarter in education is not a barometer for the year, the initial results are encouraging. The McGraw-Hill School Education Group in 2006 benefited from $9.0 million in first quarter orders from Texas, spillover business for music and health programs that were part of the 2005 adoption and from sales of online products.

"Early ordering in 2007 from North Carolina for our K-5 music program (Spotlight on Music), vocational, family and consumer science products helped to offset the gap despite the seasonally slow start in the open territory and adoption states.

"The widely anticipated 10 to 15% pick up in the state new adoption market this year is starting to take shape and we are encouraged by preliminary indications in such key states as California (K-12 science), Texas (6-12 math), Tennessee and Indiana (K-12 reading/literature) and some important urban markets in the open territory.

"In testing, we benefited from increases in custom work on state-wide assessment programs in Georgia, Colorado, Indiana and Florida. We continue to invest in technology to improve efficiencies in developing, delivering, and scoring our products.

"A January surge in ordering for second-semester U.S. college and university products contributed to solid growth in higher education titles around the world. The sales performance in the U.S. was strong in all three major imprints: Science, Engineering and Mathematics; Business and Economics; and Humanities, Social Science and Languages.

"Best-sellers for the first quarter included:
-- Wild, Fund Accounting Principles, 18th edition
-- Stevenson, Operations Management, 9th edition
-- Lucas, The Art of Public Speaking, 9th edition
-- Brinkley, American History: A Survey, 12th edition
-- Saladin, Anatomy and Physiology, 4th edition

"In the professional market, The Starbucks Experience, Flip and Crucial Conversations all hit the BusinessWeek best-seller list in the first quarter, but could not offset softness in back-list titles.

"Internationally, softness in Canada offset growth in English-language titles. Declines in Spanish-language titles offset growth in Latin America.

Financial Services: "Revenue for this segment in the first quarter increased 21.5% to $728.9 million compared to the same period last year. Including a pre-tax gain of $17.3 million on the sale of a mutual fund data business, operating profit grew by 38.3% to $348.0 million. In the first quarter of 2006, stock-based compensation expense included a one-time charge of $2.1 million from the elimination of the restoration stock option program. Foreign exchange contributed $9.5 million to revenue growth and did not have a material impact on the increase in operating profit.

"Standard & Poor's had the best first-quarter performance in its history as fixed income and equity information products and services contributed to new records for revenue, operating profit and the operating margin, which was 47.7%, including the gain on the sale of the mutual fund data business. Structured finance produced 40.8% of the revenue growth. Corporate and government ratings contributed 34.3% of the revenue increase.

"Both U.S. and international ratings grew at double-digit rates in the first quarter. International credit ratings and services accounted for 36.1% of ratings revenue in the first quarter versus 35.6% for the same period a year ago.

"Structured finance benefited substantially from a robust U.S. collateralized debt obligations market where concerns about widening spreads resulting from credit quality deterioration in the sub-prime market and an increase in collateralized loan obligations resulting from strength in the corporate loan market led to a strong pick up in activity in the first quarter.

"Collateralized debt obligations also grew rapidly in Europe. We had solid results from residential mortgage-backed securities in Europe and steady improvement in the European commercial mortgage-backed securities market. Auto issuance slumped, but increases in credit card and student loans kept asset-backed securities growing in the U.S.

"Corporate sector growth was driven by merger and acquisition financing and robust issuance activity attributable to a favorable financing environment. Favorable foreign exchange rates contributed to strong demand for emerging market debt. Public finance benefited from strong new money issuance and increased refundings.

"New issuance dollar volume increased in the U.S. and European bond markets in the first quarter versus the same period last year, according to reports from Thomson Financial, Harrison Scott Publications and S&P estimates. In the U.S., total new issue dollar volume was up 28.5% in the first quarter as corporates climbed 42.9%. Public finance was up 46.8%. Mortgage-backed securities, reflecting the anticipated decline in U.S. residential mortgage-backed securities issuance, decreased by 4.3%. Asset-backed securities were up 49.7%. In Europe, new issue dollar volume was up 34.1%.

"Ratings and services not directly linked to public new issuance also produced substantial increases in the first quarter. These services, which include bank loan ratings, rating evaluation services, counterparty and financial strength ratings, accounted for 26.3% of ratings revenue in the first quarter, up from 23.1% for the same period last year.

"Products and services for equity markets also contributed to Standard & Poor's strong first quarter performance. We benefited from the growth of assets under management in exchange-traded funds and increased trading of derivative contracts based on Standard & Poor's indices. At the end of March, assets under management in exchange-traded funds based on S&P indices increased 23.7% to $170.3 billion.

"The Capital IQ product continues to add more clients and now has more than 1,900. New fixed income data and real-time information were added as part of a new release in January.

Information & Media: "Revenue for this segment in the first quarter increased 4.1% to $235.9 million compared to the same period last year. Operating profit was $9.9 million, up from $1.7 million last year. In the first quarter of 2006, stock-based compensation expense included $2.7 million from the elimination of the restoration stock option program. Foreign exchange rates had no material effect on revenue growth and a negative impact of $1.2 million on the increase of operating profit.

"The segment also benefited in the first quarter from the transformation last year of Sweets from a primarily print catalog to a bundled print and online service for the construction industry. In the new configuration, revenue is earned throughout the year. As a result, Sweets contributed $6.5 million in revenue and $5.8 million in operating profit to Information & Media's performance in the first quarter of 2007 from the transformation.

"In the first quarter, revenue increased 7.5% to $212.2 million at the Business-to-Business Group, which includes the following brands: J.D. Power and Associates, BusinessWeek, Platts, McGraw-Hill Construction and Aviation Week. The transformation of Sweets and growth in Platts' news services for oil, natural gas and power markets were key factors in the Business-to-Business Group's revenue improvement. J.D. Power and Associates' research expanded in financial services and insurance and healthcare markets. Advertising pages for BusinessWeek's global edition were off 3.0% in the first quarter. BusinessWeek.com continues to improve its performance with increases in both advertising and unique visitors compared with the first quarter of 2006.

"Broadcasting revenue fell by 18.8% to $23.7 million in the first quarter as both local- and national-time sales declined. Programming changes in 2007, including the loss of the Super Bowl and the decision not to renew the Oprah Winfrey show in two markets, contributed to the softness in a non-political year for advertising.

Corporate Expense: "Corporate expenses declined 13.8% to $35.0 million in the first quarter. In the first quarter of 2006, stock-based compensation expense included a one-time charge of $14.8 million from the elimination of the restoration stock option program and a pre-tax gain of $4.6 million resulting from the sale of a facility.

The Outlook: "We're off to a good start to achieving our goal of producing double-digit earnings growth in 2007. There will be more double-digit growth and margin expansion for the balance of the year in Financial Services, although probably not at the exceptional rate of growth we experienced in the first quarter."

Conference Call/Webcast Details: The Corporation's senior management will review the first quarter 2007 earnings results on a conference call scheduled for this morning, April 24th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation's Investor Relations website at
www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation's Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website's Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until May 1, 2007.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions; the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising; the level of expenditures and state new adoptions in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2006 were $6.3 billion. Additional information is available at www.mcgraw-hill.com.

Release issued: April 24, 2007

The McGraw-Hill Companies
Statements of Income
Periods ended March 31, 2007 and 2006

(in thousands, except per share data)

(unaudited)	Three Months
	2007	2006	% Change

Revenue	$1,296,418	$1,140,679	13.7

Expenses, net	1,064,237	1,025,005	3.8

Income from operations	232,181	115,674	N/M

Interest expense / (income)	1,204	(2,509)	N/M

Income from operations before taxes on income	230,977	118,183	95.4

Provision for taxes on income	87,139	43,963	98.2

Net income	$143,838	$74,220	93.8

Earnings per common share:
Basic	$0.41	$0.20	N/M
Diluted	$0.40	$0.20	N/M

Dividend per common share	$0.2050	$0.1815	12.9

Average number of common shares outstanding:
Basic	351,215	367,456
Diluted	361,497	377,333

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2007 and 2006

	(dollars in thousands)
(unaudited)	Revenue
			% Favorable
	2007	2006	(Unfavorable)
Three Months
McGraw-Hill Education	$331,680	$314,150	5.6
Financial Services	728,882	600,000	21.5
Information & Media (a)	235,856	226,529	4.1
Total revenue	$1,296,418	$1,140,679	13.7

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2007 and 2006

	(dollars in thousands)
(unaudited)	Operating Profit
			% Favorable
	2007	2006	(Unfavorable)
Three Months (b)
McGraw-Hill Education	$(90,680)	$(97,051)	6.6
Financial Services (c)	348,012	251,657	38.3
Information & Media (a)	9,886	1,693	N/M
Total operating segments	267,218	156,299	71.0
General corporate expense	(35,037)	(40,625)	13.8
Interest (expense) / income	(1,204)	2,509	N/M
Total operating profit	$230,977 *	$118,183 *	95.4

N/M - not meaningful

*	Income from operations before taxes on income

(a)	2007 revenue and operating profit includes $6.5 million and $5.8 million, respectively, related to the transformation of Sweets to an internet-based sales and marketing solution.

(b)	2006 operating profit includes a one-time charge of $23.8 million pre-tax related to the elimination of the Company's restoration stock option program.

(c)	2007 operating profit includes a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business on March 16, 2007.

Exhibit 2

SOURCE The McGraw-Hill Companies
-0- 04/24/2007
Contacts for The McGraw-Hill Companies:
Media Relations Contact:
Steven H. Weiss
Vice President, Corporate Communications
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Investor Relations Contact:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
(212) 512-3840 (fax)
donald_rubin@mcgraw-hill.com

/First Call Analyst: /

/FCMN Contact: jason_feuchtwanger@mcgraw-hill.com /
/Web site: http://www.mcgraw-hill.com /